UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 8, 2013

T3 MOTION, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35133	20-4987549
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification Number)

2990 Airway Avenue
Costa Mesa, California 92626

(Address of principal executive offices)

Registrant’s telephone number, including area code: (714) 619-3600

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On November 1, 2012, T3 Motion, Inc., a Delaware corporation (the "Company") filed a Current Report on Form 8-K disclosing that the Company had received a notice from the NYSE MKT LLC ("NYSE MKT") indicating that the Company is not in compliance with certain of the NYSE MKT continued listing standards. Specifically, the letter from the NYSE MKT stated that the Company was not in compliance with Section 1003(a)(iv) of the NYSE MKT’s Company Guide in that it had sustained losses which were so substantial in relation to its overall operations or its existing financial resources or its financial condition had become so impaired that it appeared questionable, in the opinion of the NYSE MKT, as to whether the Company would be able to continue operations and/or meet its obligations as they mature.

The Company appealed this determination to the NYSE MKT’s Listing Determination Panel (the “Panel”) which held a hearing on March 4, 2013 and subsequently decided to defer action until it received a report from NYSE MKT staff regarding the results of the Company’s operations as of May 15, 2013. On June 11, 2013, NYSE MKT staff filed a report concluding that the Company should be delisted and the Company filed a response on June 13, 2013 requesting continued listing.

On July 8, 2013, the Company received a letter from the NYSE MKT stating that the Panel was denying the Company’s appeal and affirming the decision of the NYSE MKT staff to delist the Company from the NYSE MKT because of the Company’s financial impairment.

Among the reasons given for this decision, was the determination that the Company did not meet benchmarks that the Company stated it was planning to meet at the hearing. Additionally, the Panel noted that the Company has approximately $5.3 million in short term debt falling due in November and December of 2013 and that the Company does not presently have the ability to pay that debt when due if called upon to do so. Although holders have the ability to convert their debt, the Panel noted that there is no guarantee that this debt will be converted before it becomes due.

For a 15 day period commencing on July 8, 2013, and on payment of a $10,000 fee, the Company has the right to request a review of the Panel’s decision by the NYSE MKT’s full Committee on Securities. The Company plans to request such a review. However the Company can provide no assurance that any such review will result in a favorable determination for the Company and prevent the Company from being delisted.

Additionally, the letter states that initiating any such review would not stay the Panel’s decision and that the NYSE MKT will suspend trading in the Company’s common stock “as soon as practicable” in accordance with Section 1204(d) of the NYSE MKT’s Company Guide and will file an application with the SEC to strike the Company’s common stock from listing and registration with the NYSE MKT when and if authorized, in accordance with Sections 1205(g), 1206(d) and/or 1206(e) of the NYSE MKT’s Company Guide.

The Company expects that its common stock will trade on OTC-BB no later than any official delisting from the Exchange. The delisting from the NYSE MKT and transition to the OTC-BB will not change the Company's obligations to file periodic and other reports with the SEC under applicable federal securities laws.

The notification letter from the NYSE MKT dated July 8, 2013, is attached as Exhibit 99.1 and is incorporated herein. The discussion herein regarding the notification letter is qualified by the full text of the letter.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 10, 2013, Mr. Bruce Nelson notified the Company that he was resigning, effective immediately, from the Company’s board of directors and from his position as Chairman of the Company’s audit committee. Mr. Nelson stated that his resignation was not the result of any disagreement with the Company on any matter relating to its operation and that his departure was necessary in order to permit him the ability to pursue other business interests. Mr. Nelson’s resignation is attached as Exhibit 99.2 and is incorporated herein.

Mr. Nelson served as the Company’s “audit committee financial expert” as defined by the SEC’s rules, and as an independent director as defined by the SEC’s rules and by the NYSE MKT rules. The Company will need to find another director to serve in these capacities in order to comply with SEC rules and the NYSE MKT rules, but cannot provide any guaranties that it will be able to do so. Any inability to do so may adversely impact the Company’s efforts to remain listed on the NYSE MKT.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits:

No.	Description

99.1	Notification Letter dated July 8, 2013.

99.2	Resignation Email dated July 10, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

T3 Motion, Inc.

Date: July 12, 2013	By:	/s/ William Tsumpes
		Name:	William Tsumpes
		Title:	Chief Executive Officer

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